EXHIBIT 15

November 3, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 3, 2009 on our review of unaudited interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) for the three and nine month periods ended September 30, 2009 and September 30, 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in the Company’s Registration Statements on Form S-8 dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460) and June 15, 2007 (File No. 333-143777).

Very truly yours,

/s/ PricewaterhouseCoopers LLP